As filed with the Securities and Exchange Commission on March 16, 2010
REGISTRATION NO. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	7359	23-2679963

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355 (610) 989-0340 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George R. Jensen, Jr.
Chief Executive Officer
USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Douglas M. Lurio, Esquire Lurio & Associates, P.C. 2005 Market Street, Suite 3320 Philadelphia, PA 19103-7015 (215) 665-9300	Peter B. Hirshfield, Esquire Hirshfield Law 1035 Park Avenue, Suite 7B New York, NY 10028 (646) 827-9362

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value (2)	—	—	$3,000,000	$213.90
Warrants to purchase Common Stock, no par value (3)	—	—	$—	$—
Common Stock, no par value, underlying the warrants (4)	—	—	$3,750,000	$267.38
Total			$6,750,000	$481.28

(1)	This registration statement relates to shares of our common stock and related warrants and shares of our common stock that are deliverable upon exercise of the warrants.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price of our common stock of $3,000,000.

(3)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby since the warrants are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum exercise price of $3,750,000 (representing 125% of an estimate of the proposed maximum offering price of the common stock under the warrants).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated March 16, 2010

Preliminary Prospectus

USA TECHNOLOGIES, INC.

Up to [•] Shares of Common Stock and
Warrants to purchase [•] Shares of Common Stock

This prospectus relates to the offering of up to __________ shares of our common stock at the price of $[•] per share. Each purchaser of a share of common stock would also receive a warrant to purchase one additional share of our common stock at $[•] or [•]% of the price of the common stock for a period of three years following January 1, 2011. The maximum amount of proceeds we may receive in this offering is limited to $3,000,000.

As soon as practicable following the completion of this offering, we intend to offer shares of common stock and related warrants (including those that are not purchased pursuant to this offering) to the holders of our common stock and to certain of our warrant holders pursuant to a subscription rights offering (the “Rights Offering”). The purchasers of common stock pursuant to this offering will be eligible to participate in the Rights Offering provided such purchasers are holders of common stock on the record date of the Rights Offering. The warrants to be sold in the Rights Offering would be identical to the warrants offered hereby. Each subscription right would entitle the holder to subscribe for one share of common stock and related warrant at a subscription price of no greater than $____. The Rights Offering would be for a maximum offering amount of up to $12,000,000 less the proceeds of this offering. For additional information regarding the Rights Offering, see our Form S-1 registration statement no. 333-_________ filed with the Securities and Exchange Commission (“SEC”) on March __, 2010.

The offering will commence on the date of this prospectus and will terminate no later than 5:00 p.m., New York City time, on [•], 2010, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion. There is no minimum amount of shares and related warrants that must be sold in this offering, and as a result we may receive no proceeds or very minimal proceeds from the sale of the shares and related warrants.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 9 of this prospectus, , and all other information included or incorporated by reference in this prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.  The last reported sale price of our common stock on March __, 2010 was $____ per share.  The warrants to be issued pursuant to this offering are separately transferable following their issuance through their expiration date of December 31, 2013, and we intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ.”

	Per Share		Total(2)

Aggregate Offering Price	$	[•]	$3,000,000

Placement Agent Fee(1)	$	[•]	$180,000

Proceeds, Before Expenses, to us	$	[•]	$2,820,000

(1)
In connection with this offering, we have agreed to pay Source Capital Group, Inc., the placement agent for this offering, a fee equal to 6% of the gross proceeds of this offering and a non-accountable cash expense allowance equal to 0.5% of the dollar amount received by us in connection with this offering.  We will also grant to the placement agent a three-year warrant to purchase 6% of the shares of our common stock sold in this offering at an exercise price of $[•] per share, or 125% of the offering price.

(2)	Assumes that this offering is fully subscribed for and that the maximum offering amount of $3,000,000 has been purchased.

This is not an underwritten offering.  The placement agent has agreed to use its best efforts to advise and assist us in our efforts to solicit offers to purchase our shares of common stock and related warrants, but the placement agent is not underwriting the offering and it has no obligation to purchase or procure purchases of the common stock and related warrants offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the information incorporated by reference herein.  Any representation to the contrary is a criminal offense.

Placement Agent

Source Capital Group, Inc.

The date of this prospectus is March __, 2010

Unless the context otherwise requires, all references to “USA,” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to USA Technologies, Inc., a Pennsylvania corporation, and its consolidated subsidiaries.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

You should not assume that the information appearing in this prospectus or documents incorporated herein by reference is accurate as of any date other than the dates on the front of those documents, regardless of the time of delivery of this prospectus, or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus and the documents incorporated herein by reference from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not generally sought the consent of the sources to refer to their reports appearing in this prospectus or the documents incorporated herein by reference.

This prospectus and the documents incorporated herein by reference contain trademarks, tradenames, service marks and service names of USA Technologies, Inc.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this offering.  Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should purchase the securities offered in this prospectus.  To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section, and the documents incorporated herein by reference.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement or incorporated by reference into this registration statement.

Our Company

USA Technologies, Inc. was incorporated in the Commonwealth of Pennsylvania in January 1992.  The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services.  As a result of the acquisition of the assets of Bayview Technology Group, LLC in July 2003, our Company also manufactures and sells energy management products which reduce the power consumption of various equipment, such as refrigerated vending machines and glass front coolers, thus reducing the energy costs associated with operating this equipment.

As of March 11, 2010 and December 31, 2009, respectively, the Company had approximately 71,000 and 63,000 distributed assets such as vending machines, kiosks, photocopiers, personal computers, and laundry equipment connected to its USALive® network.  During the quarter ended December 31, 2009, the Company processed approximately 8.2 million transactions totaling over $15 million.

Our Business

We design and market systems and solutions that facilitate electronic payment options for distributed assets such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment.  Historically, these distributed assets have relied on cash for payment in the form of coins or bills, whereas, our systems allow them to accept card-based payments such as through the use of a credit card. Our solutions are able to process credit, debit, and contactless / radio frequency identification (“RFID”) devices. Our proprietary POS solutions were some of the first to enable electronic micro-payments at unattended POS locations.  Our systems also remotely monitor, control and report on the results of distributed assets. Our solutions consist of POS electronic payment devices, proprietary operating systems, certified payment software, and advanced reporting and communication capabilities.

Our company also offers energy conservation products that reduce the electrical power consumption of various types of existing equipment, such as vending machines, glass front coolers and other “always-on” appliances by allowing the equipment to selectively operate in a power saving mode when the full power mode is not necessary.

Our Market

We operate in the electronic payments industry and more specifically unattended POS markets that have traditionally relied on cash transactions. Our customers fall into the following categories:

•	large vending machine owners and/or operators;

•	business center operators, including hotels and audio visual companies;

•	commercial laundry operators servicing colleges, universities, and multi-family housing;

•	brand marketers wishing to provide their products or services via kiosks or vending machines; and

•
equipment manufacturers that desire to incorporate cashless payments, remote monitoring and reporting and control into their products, including consumer electronics, appliances, building control systems, factory equipment and computer peripherals.

Customers for our energy management products include energy utility companies and operators of glass front coolers.

Corporate Information

Our principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.    Our web site is www.usatech.com.  Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

Summary of this Offering

Securities Offered
______________ shares of our common stock and warrants to purchase up to _______________ shares of common stock. We anticipate that the total purchase price for the securities sold in this offering will be up to $3,000,000. No assurances can be given, however, as to the level of participation in this offering.

Commencement Date of Offering	[•], 2010.

Expiration of the Offering	5:00 p.m., New York City time, on [•], 2010, unless extended by us for up to 30 additional trading days.

Offering Price	$[•] per share of common stock and attached warrant.

Use of Proceeds
The proceeds from the offering, less fees and expenses incurred by us in connection with the offering, are intended to be used for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program.

Transferability of Warrants
The warrants to be issued pursuant to this offering will be transferable following their issuance and through their expiration on December 31, 2013, and we intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ” beginning on or about _______, 2010, until 4:00 p.m., New York City time, on December 31, 2013.

No Minimum Requirement
There is no minimum number of shares that must be sold in this offering, and as a result we may receive no proceeds or very minimal proceeds from the sale of the shares of common stock and warrants.  We will consummate the offering regardless of the amount raised by the expiration date.

Maximum Offering Size	We will raise no more than $3,000,000 of proceeds in this offering.

Placement Agent	Source Capital Group, Inc.

Rights Offering
As soon as practicable following the completion of this offering, we intend to offer shares of common stock and related warrants (including those that are not purchased pursuant to this offering) to the holders of our common stock and to certain of our warrant holders pursuant to a Rights Offering. The purchasers of common stock pursuant to this offering will be eligible to participate in the Rights Offering provided such purchasers are holders of common stock on the record date of the Rights Offering. The warrants to be sold in the Rights Offering would be identical to the warrants offered hereby. Each subscription right would entitle the holder to subscribe for one share of common stock and related warrant at a subscription price of no greater than $____. The Rights Offering would be for a maximum offering amount of up to $12,000,000 less the proceeds of this offering. For additional information regarding the subscription Rights Offering, see our Form S-1 registration statement no. 333-_________ filed with the SEC on March __, 2010.

Shares Outstanding Before this Offering
[•] shares of our common stock were outstanding as of [•], 2010, the date of this prospectus (which excludes the warrants being issued as part of this offering and outstanding options, warrants and series A convertible preferred stock convertible into or exercisable for shares of common stock).

Shares Outstanding after Completion of this Offering
Up to [•] shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this offering.  This amount excludes the warrants being issued as part of this offering and outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock.

Risk Factors
Investing in our common stock and related warrants involves a high degree of risk.  Investors considering making an investment in our common stock and warrants should carefully read the section entitled “Risk Factors” and all other information included in this prospectus and in the documents incorporated herein by reference in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the offering, including the fees and certain out-of-pocket expenses of the placement agent.

Trading Symbols
Common Stock.  Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.

Warrants.  The warrants to be issued pursuant to this offering will be transferable upon issuance and through their expiration date of December 31, 2013, and we intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ” beginning on or about _________, 2010, until 4:00 p.m., New York City time, on December 31, 2013.

Plan of Distribution
Source Capital Group, Inc. will act as placement agent for this offering. Under the terms and subject to the conditions contained in a dealer manager agreement (the “Dealer Manager Agreement”), the placement agent will act as the sole exclusive placement agent and financial advisor in connection with this offering and will advise and assist us in our efforts to solicit offers to purchase our shares of common stock and related warrants. We have agreed to pay the placement agent certain fees for acting as placement agent and to reimburse the placement agent for certain of its out-of-pocket expenses incurred in connection with this offering.  The placement agent is not underwriting the offering and it has no obligation to purchase or procure purchases of the common stock and related warrants offered by this prospectus, but will assist us in this offering on a “best efforts” basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements regarding, among other things, the anticipated financial and operating results of our company.  For this purpose, forward-looking statements are any statements contained herein and in the documents incorporated by reference herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate,” “could,” “should,” “would,” “likely,” “may,” “will,”  “plan,” “intend,” “believes,” “expects,” “anticipates,” “projected,” or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  Important factors that could cause our company’s actual results to differ materially from those projected, include, for example:

•	general economic, market or business conditions;

•	our ability to generate sufficient sales to generate operating profits, or to sell products at a profit;

•	our ability to raise funds in the future through sales of securities;

•	whether our company is able to enter into binding agreements with third parties to assist in product or network development;

•	the ability of our company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof;

•	the ability of our company to compete with its competitors to obtain market share;

•	the ability of our company to receive reductions from the credit card companies of transaction processing charges in the future as anticipated by our company;

•	the ability of our company to obtain reduced pricing from its manufacturers for its e-Port devices in the future as currently anticipated by our company;

•	whether our company’s customers purchase e-Port devices in the future at levels currently anticipated by our company;

•	the ability of our company to obtain sufficient funds through operations or otherwise to repay its debt obligations, or to fund development and marketing of its products;

•	the ability of our company to obtain approval of its pending patent applications;

•	the ability of our company to satisfy its trade obligations included in accounts payable and accrued liabilities;

•
the ability of our company to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products and the lack of established revenues;

•	the ability of our company to retain key customers from whom a significant portion of its revenues is derived;

•	the ability of a key customer to reduce or delay purchasing products from our company; and

•
as a result of the slowdown in the economy and/or the tightening of the capital and credit markets, our customers may modify, delay or cancel plans to purchase our products or services, and suppliers may increase their prices, reduce their output or change their terms of sale.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the “Risk Factors” section of this prospectus and the documents incorporated herein by reference.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

Any forward-looking statement made by us in this prospectus or in the documents incorporated by reference herein speaks only as of the date of such document. Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock and warrants involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described below, and other information included in this prospectus and incorporated herein by reference. The risks described below and in the information incorporated herein by reference are not the only risks involved in an investment in our common stock and warrants. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks described below or in the information incorporated herein by reference actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Offering

Completion of this offering is not subject to us raising a minimum offering amount.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital.

Because we do not have any formal commitments from any investor to participate in the offering, the net proceeds we receive from the offering may be lower than we currently anticipate.

We do not have any formal commitments from any investor to participate in the offering, and we cannot assure you that any investor will purchase all or any portion of the securities offered hereby. If we sell fewer shares than we currently anticipate, the net proceeds we receive from the offering could be significantly lower than we currently expect.

The offering price determined for this offering is not an indication of the fair value of our common stock.

In determining the offering price, our board of directors considered a number of factors, including, but not limited to, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, the price at which our shareholders and warrant holders might be willing to participate in the anticipated Rights Offering, and potential market conditions. The offering price of $[•] per share of common stock and attached warrant does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the offering price as an indication of the fair value of our common stock.  After the date of this prospectus, our common stock may trade at prices above or below the offering price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering and may not agree with the manner in which we choose to allocate and spend the net proceeds.

Absence of a public trading market for the warrants may limit the ability of a purchaser to resell the warrants.

There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed.  We intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ” but there can be no assurance that a market will develop for the warrants.  Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants or sell them only at an unfavorable price for an extended period of time, if at all. Future trading prices of the warrants will depend on many factors, including:

•   our operating performance and financial condition;

•   our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the warrants and the common stock issuable upon exercise of the warrants;

•   the interest of securities dealers in making a market; and

•   the market for similar securities.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this offering become exercisable on January 1, 2011 and will expire three years thereafter, or on December 31, 2013.  We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

Your interest in our company may be diluted as a result of the anticipated Rights Offering.

Investors in this offering will be eligible to participate in the anticipated Rights Offering. Shareholders who do not fully exercise their subscription rights in the Rights Offering should expect that they will, at the completion of such offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights. Further, the shares issuable upon the exercise of the warrants to be issued pursuant to the Rights Offering will dilute the ownership interest of shareholders not participating in such offering.

The anticipated Rights Offering may cause the trading price of our common stock to decrease.

The subscription price in the Rights Offering, which will be no greater than the price of the securities offered in this offering, together with the number of shares of common stock we propose to issue and ultimately will issue if the Rights Offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of the Rights Offering.  If that occurs, you may have purchased shares of common stock in this offering at a price greater than the prevailing market price for the common stock.  We cannot predict the effect, if any, that the availability of shares for future sale, represented by the warrants issued in connection with this and the Rights Offering, will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights distributed pursuant to the Rights Offering are exercised and the holders of the shares received upon exercise of those subscription rights or the related warrants choose to sell some or all of the shares underlying the subscription rights or the related warrants, the resulting sales could depress the market price of our common stock.  Following the purchase of common stock pursuant to this offering, you may not be able to sell your common stock at a price equal to or greater than the offering price.

You could be committed to buying shares of common stock above the prevailing market price.

The market price of our shares of common stock may decline prior to the expiration of this offering and you may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the price.  Until shares of our common stock are delivered upon expiration of this offering, you will not be able to sell or transfer the shares of our common stock that you purchase in this offering. Any such delivery will occur as soon as practicable after this offering has expired and payment for the shares of common stock and attached warrants purchased has cleared.

The placement agent is not underwriting the securities offered hereby.

Source Capital Group, Inc. will act as placement agent for this offering.  Under the terms and subject to the conditions contained in the Dealer Manger Agreement, the placement agent will act as the sole exclusive placement agent and financial advisor in connection with this offering and will advise and assist us in our efforts to solicit offers to purchase our shares of common stock and related warrants.  The placement agent is not underwriting the offering and it has no obligation to purchase or procure purchases of the common stock and related warrants offered by this prospectus, but will assist us in this offering on a “best efforts” basis.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Relating to Our Business

We have a history of losses since inception and if we continue to incur losses the price of our shares can be expected to fall.

We have experienced losses since inception. We expect to continue to incur losses for the foreseeable future as we expend substantial resources on sales, marketing, and research and development of our products. From our inception through December 31, 2009, our cumulative losses from operations are approximately $183 million. For our fiscal years ended June 30, 2009, 2008 and 2007, we have incurred net losses of $13,731,818, $16,417,893, $17,782,458, respectively and a net loss of $7,171,555 during the six months ended December 31, 2009. If we continue to incur losses, the price of our common stock can be expected to fall.

Our existence is dependent on our ability to raise capital that may not be available.

There can be no assurance that our business will prove financially profitable or generate sufficient revenues to cover our expenses. From inception, we have generated funds primarily through the sale of securities. Although we believe that we have adequate existing resources to provide for our funding requirements through at least July 1, 2010, there can be no assurances that we will be able to continue to generate sufficient funds thereafter. We expect to raise funds in the future through sales of our debt or equity securities until such time, if ever, as we are able to operate profitably. Even with the proceeds of this offering, if any, and from the Rights Offering, subsequent to July 1, 2010, our inability to obtain additional needed funding can have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities, you may lose all or a substantial portion of your investment.

Our products may fail to gain widespread market acceptance. As a result, we may not generate sufficient revenues or profit margins to become successful.

There can be no assurances that demand for our products will be sufficient to enable us to generate sufficient revenue or become profitable. Likewise, no assurance can be given that we will be able to install the e-Ports® at enough locations or sell equipment utilizing our network or our energy management products to enough locations to achieve significant revenues or that our operations can be conducted profitably. Alternatively, the locations which would utilize the network may not be successful locations and our revenues would be adversely affected. We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitors’ locations. In addition, there can be no assurance that our products could evolve or be improved to meet the future needs of the market place.

We may be required to incur further debt to meet future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of such debt could adversely affect our financial condition and our ability to respond to changes in our business.

If we incur additional debt, we may be subject to the following risks:

•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;
•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;
•	our debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;
•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	the covenants contained in the agreements governing our outstanding indebtedness may limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;
•	a significant portion of our cash flows could be used to service our indebtedness;
•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and
•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility. We rely on the credit and equity markets for funding our business by issuing debt and equity securities. We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions. Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

The loss of one or more of our key customers could significantly reduce our revenues and profits.

We have derived, and believe we may continue to derive, a significant portion of our revenues from a limited number of large customers. Approximately 32% and 68% of our company’s accounts and finance receivables at June 30, 2009 and 2008, respectively, were concentrated with one and two customers, respectively and 49% as of December 31, 2009 was concentrated with two customers. Approximately 11%, 61% and 40% of our company’s revenues for the years ended June 30, 2009, 2008 and 2007, respectively, were concentrated with one, two (34% with one customer and 27% with another customer), and one customer(s), respectively. Approximately 33% and 17% of our company’s revenues for the six months ended December 31, 2009 and 2008, respectively, were concentrated with two (17% with one customer and 16% with another customer) and one customers.  Our company’s customers are principally located in the United States. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance. If any of our large customers significantly reduce or delay purchases from us or if we are required to sell products to them at reduced prices or unfavorable terms, our results of operations and revenue could be materially adversely affected.

We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

•	they have specialized knowledge about our company and operations;
•	they have specialized skills that are important to our operations; or
•	they would be particularly difficult to replace.

We have entered into an employment agreement with Mr. Jensen that expires on September 30, 2012. We have also entered into employment agreements with other executive officers, each of which contain confidentiality and non-compete agreements. We have obtained a key man life insurance policy in the amount of $1,000,000 on Mr. Jensen and a key man life insurance policy in the amount of $1,000,000 on our President, Stephen P. Herbert. We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers. As a result, we are exposed to the costs associated with the death of these key employees.

We also may be unable to retain other existing senior management, sales personnel and development and engineering personnel critical to our ability to execute our business plan, which could result in harm to key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

Our dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

Challenge to our ownership of our intellectual property could materially damage our business prospects. Our technology may infringe upon the proprietary rights of others. Our ability to execute our business plan is dependent, in part, on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

Through December 31, 2009, we have 20 pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so. In addition, there can be no assurance that we will maintain or prosecute these applications. The United States Government and other countries have granted us 73 patents as of December 31, 2009. There can be no assurance that:

•	any of the remaining patent applications will be granted to us;
•	we will develop additional products that are patentable or do not infringe the patents of others;
•	any patents issued to us will provide us with any competitive advantages or adequate protection for our products;
•	any patents issued to us will not be challenged, invalidated or circumvented by others; or
•	any of our products would not infringe the patents of others.

If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

If we are unable to adequately protect our proprietary technology, third parties may be able to compete more effectively against us, which could result in the loss of customers and our business being adversely affected. Patent and proprietary rights litigation entails substantial legal and other costs, and diverts company resources as well as the attention of our management. There can be no assurance we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation.

Competition from others with greater resources could prevent our company from increasing revenue and achieving profitability.

Competition from other companies that are well established and have substantially greater resources may reduce our profitability or reduce our business opportunities. Many of our competitors have established reputations for success in the development, sale and service of high quality products. We face competition from the following groups:

•
companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products;

•
companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with our company;

•
businesses which provide access to the Internet and personal computers to hotel guests. Although these services are not credit card activated, such services would compete with our company’s Business Express®; and

•	one direct competitor, Elstat Electronics Ltd., in the energy management industry.

In addition, it is also possible that a company not currently engaged in any of the businesses described above could develop services and products that compete with our services and products. Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base. To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business and delay achievement of our business plan.

We depend on arrangements with third parties for a variety of component parts used in our products. We have contracted with various suppliers to assist us to develop and manufacture our e-Port® products and with various suppliers to manufacture our Energy Miser® products. For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time. We have contracted with DBSi to host our network in a secure, 24/7 environment to ensure the reliability of our network services. We also have contracted with multiple land-based telecommunications providers to ensure the reliability of our land-based network. If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained. If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

A disruption in the manufacturing capabilities of our third-party manufacturers, suppliers or distributors would negatively impact our ability to meet customer requirements.

We depend upon third-party manufacturers, suppliers and distributors to deliver components free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our manufacturing capability or our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and a qualified replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

Our reliance on our wireless telecommunication service provider exposes us to a number of risks over which we have no control, including risks with respect to increased prices and termination of essential services.

The operation of our wirelessly networked devices depends upon the capacity, reliability and security of services provided to us by our wireless telecommunication services provider, AT&T Mobility. We have no control over the operation, quality or maintenance of these services or whether the vendor will improve its services or continue to provide services that are essential to our business. In addition, our wireless telecommunication services provider may increase its prices at which it provides services, which would increase our costs. If our wireless telecommunication services provider were to cease to provide essential services or to significantly increase its prices, we could be required to find alternative vendors for these services. With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could lead to slowdowns or failures of our network. In addition, we may have to replace our existing e-Port® devices that are already installed in the marketplace. This could significantly harm our reputation and could cause us to lose customers and revenues.

Our products may contain defects that may be difficult or even impossible to correct, which could result in lost sales, additional costs and customer erosion.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

•	delays in shipping products;
•	cancellation of orders;
•	additional warranty expense;
•	delays in the collection of receivables;
•	product returns;
•	the loss of market acceptance of our products;
•	diversion of research and development resources from new product development; and
•	inventory write-downs.

Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;
•	buying components in bulk for the best pricing;
•	responding to the unpredictable demand for products;
•	responding to customer requests for short lead-time delivery schedules;
•	failure of customers to take delivery of ordered products; and
•	product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operation and financial condition.

We may not be able to adapt to changing technology and our customers’ technology needs.

We face rapidly changing technology and frequent new service offerings by competitors that can render existing services obsolete or unmarketable. Our future depends, in part, on our ability to enhance existing services and to develop, introduce and market, on a timely and cost effective basis, new services that keep pace with technological developments and customer requirements. Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports. In addition, beginning in our fiscal year ending June 30, 2010, our independent registered public accounting firm must also attest to and report on management’s assessment of the effectiveness of our company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. There can be no assurance that we will receive a positive attestation from our independent auditors.

In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, and our ability to obtain equity or debt financing could suffer.

Security is vital to our customers and therefore breaches in the security of transactions involving our products or services could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to purchasers and end-users of our products. We incorporate security features, such as encryption software and secure hardware, into our products to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our products may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our products. In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction. In addition, we have not experienced any material security breaches affecting our business. However, if the security of the information in our products is compromised, our reputation and marketplace acceptance of our products will be adversely affected, which would adversely affect our results of operations, and subject us to potential liability. If our security applications are breached and sensitive data is lost or stolen, we could incur significant costs to not only assess and repair any damage to our systems, but also to reimburse customers for losses that occur from the fraudulent use of the data. We may also be subject to fines and penalties from the credit card associations in the event of the loss of confidential card information. Adverse publicity raising concerns about the safety or privacy of electronic transactions, or widely reported breaches of our or another provider’s security, have the potential to undermine consumer confidence in the technology and could have a materially adverse effect on our business.

Our products and services may be vulnerable to security breach.

Credit card issuers have promulgated credit card security guidelines as part of their ongoing efforts to battle identity theft and credit card fraud. We continue to work with credit card issuers to assure that our products and services comply with these rules. There can be no assurances, however, that our products and services are invulnerable to unauthorized access or hacking. When there is unauthorized access to credit card data that results in financial loss, there is the potential that parties could seek damages from us.

If we fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.

A large portion of all of the transactions we process involve Visa or MasterCard. If we fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration with them. The termination of our registration with them or any changes in the Visa or MasterCard rules that would impair our registration with them could require us to stop providing payment processing services.

We rely on other card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with other large payment processing organizations, primarily Elavon, Inc., to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. Many of these organizations and service providers are our competitors and therefore we run the risk of having our agreements with them terminated. The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

We are subject to laws and regulations that affect the products, services and markets in which we operate. Failure by us to comply with these laws or regulations would have an adverse effect on our business, financial condition, or results of operations.

We are, among other things, subject to banking regulations and credit card association regulations. Failure to comply with these regulations may result in the suspension or revocation of our business, the limitation, suspension or termination of service, and/or the imposition of fines that could have an adverse effect on our financial condition. Additionally, changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us or our product offerings. The payment processing industry may become subject to regulation as a result of recent data security breaches that have exposed consumer data to potential fraud. To the extent this occurs, we could be subject to additional technical, contractual or other requirements as a condition of our continuing to conduct our payment processing business. These requirements could cause us to incur additional costs, which could be significant, or to lose revenues to the extent we do not comply with these requirements.

Risks Related to Our Common Stock

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

The holders of our common stock and series A convertible preferred stock are entitled to receive dividends when, and if, declared by our board of directors. Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends on our common stock or our series A convertible preferred stock and there can be no assurance that cash dividends will ever be paid on our common stock.

In addition, our articles of incorporation prohibit the declaration of any dividends on our common stock unless and until all unpaid and accumulated dividends on the series A convertible preferred stock have been declared and paid. Through December 31, 2009, the unpaid and cumulative dividends on the series A convertible preferred stock are $10,276,774. The unpaid and cumulative dividends on the series A convertible preferred stock are convertible into shares of our common stock at the rate of $1,000 per share at the option of the shareholder. During the years ended June 30, 2009 and 2008 no series A convertible preferred stock or cumulative preferred dividends was converted into shares of our common stock.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

As of December 31, 2009, we had issued and outstanding options to purchase 160,000 shares of our common stock and warrants to purchase 10,608,087 shares of our common stock. None of the shares underlying  these options, and 8,189,747 of these warrants have been registered and may be freely sold. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs, including the anticipated Rights Offering, require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. [what about Rights Offering shares and warrants?]Furthermore, the issuance of any additional shares of our common stock, including those pursuant to the warrants subject to this offering, or securities convertible into our common stock could be substantially dilutive to holders of our common stock if they do not invest in future offerings.

Our stock price may be volatile.

The trading price of our common stock is expected to be subject to significant fluctuations in response to various factors including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;
•	changes in earnings estimates by securities analysts, if any;
•	any differences between reported results and securities analysts’ published or unpublished expectations;
•	announcements of new contracts or service offerings by us or our competitors;
•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
•	demand for our services and products;
•	shares being sold pursuant to Rule 144 or upon exercise of warrants;
•	our ability to obtain working capital financing; and
•	general economic or stock market conditions unrelated to our operating performance.

The securities  market  in recent years has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations as well as general economic conditions may also materially and adversely affect the market price of our common stock.

The substantial market overhang of our shares will tend to depress the market price of our shares.

The substantial number of our shares currently eligible for sale in the open market will tend to depress the market price of our shares. As of December 31, 2009, these shares consisted of the following:

•	22,725,701 shares of common stock
•	488,657 shares of series A convertible preferred stock
•	10,277 shares issuable upon conversion of the accrued and unpaid dividends on the series A convertible preferred stock
•	8,189,747 shares underlying common stock warrants
•	38,747 shares issuable under our 2008 Stock Incentive Plan.

Director and officer liability is limited.

As permitted by Pennsylvania law, our by-laws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our by-law provisions and Pennsylvania law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our by-laws and indemnification agreements entered into by the Company with each of the officers and directors provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us, and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

THE OFFERING

Terms of the Offer

This prospectus relates to the offering of up to __________ shares of our common stock at the price of $[•] per share. Each purchaser of a share of common stock would also receive a warrant to purchase one additional share of our common stock at $[•] or [•]% of the price of the common stock for a period of three years following January 1, 2011. The maximum amount of proceeds we may receive in connection with this offering is limited to $3,000,000.

As soon as practicable following the completion of this offering, we intend to offer shares of common stock and related warrants (including those that are not purchased pursuant to this offering) to the holders of our common stock and to certain of our warrant holders pursuant to  the Rights Offering. The purchasers of common stock pursuant to this offering will be eligible to participate in the Rights Offering provided such purchasers are holders of common stock on the record date of the Rights Offering. The warrants to be sold in the Rights Offering would be identical to the warrants offered hereby. Each subscription right would entitle the holder to subscribe for one share of common stock and related warrant at a subscription price of no greater than $____. The Rights Offering would be for a maximum amount of up to $12,000,000 less the proceeds of this offering. For additional information regarding the Rights Offering, see our Form S-1 registration statement no. 333-_________ filed with the SEC on March __, 2010.

The offering made by this prospectus of shares of common stock and warrants will commence on the date of this prospectus and will terminate no later than 5:00 p.m., New York City time, on [•], 2010, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.

There is no minimum amount of shares and related warrants that must be sold in this offering, and as a result we may receive no proceeds or very minimal proceeds from the sale of the shares and related warrants. We will raise no more than $3,000,000 in this offering. Our board of directors may cancel, modify, or amend this offering at any time prior to the expiration date for any reason.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.  The last reported sale price of our common stock on [•], 2010 was $[•] per share.  The warrants to be issued pursuant to this offering are transferable following their issuance and through their expiration on December 31, 2013, and we intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ.”

Expiration of the Offering and Extensions

This offering will commence on the date of this prospectus and will terminate on 5:00 p.m., New York City time, on [•], 2010, unless extended.  Our board of directors may extend the expiration date for this offering for up to an additional 30 trading days in their sole discretion.

Reasons for the Offering; Determination of the Offering Price

We are making this offering to raise funds for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by customers participating in our Jump Start Program (see “Use of Proceeds”).

The price per share for the offering was set by our board of directors. In determining the price, the board of directors considered, among other things, the following factors:

•	our cash needs;

•	the historical and current market price of our common stock;

•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to the placement agent and our advisors;

•	the size of this offering; and

•	the general condition of the securities market.

Distribution Arrangements

Source Capital Group, Inc., or Source, the placement agent for this offering, is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD).  The principal business address of Source Capital Group, Inc., is 276 Post Road West, Westport, Connecticut 06880.

Under the terms and subject to the conditions contained in the Dealer Manager Agreement,  the placement agent will act as the sole exclusive placement agent and financial advisor in connection with this offering and will advise and assist us in our efforts to solicit offers to purchase our shares of common stock and related warrants. The placement agent is not underwriting the offering and it has no obligation to purchase or procure purchases of the common stock and related warrants offered by this prospectus, but will assist us in this offering on a “best efforts” basis.

Pursuant to the Dealer Manager Agreement, we are obligated to pay to the placement agent as compensation for services provided to us, 6% of the gross proceeds of this offering in cash, 6% of the shares of common stock sold in this offering in three-year warrants (the “Dealer Manager Warrants”) exercisable at  a price equal to 125% of the offering price, and a non-accountable expense allowance equal to 0.5% of the dollar amount received by us in connection with this offering. The Dealer Manager Warrants will not be redeemable. In accordance with FINRA Rule 5110 (g), the placement agent has agreed that for 180 days following the effective date of this offering, the placement agent will not sell, transfer, assign, pledge or hypothecate the Dealer Manager Warrants acquired by it, or subject such Dealer Manager Warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Dealer Manager Warrants, except that such Dealer Manager Warrants may be transferred to any successor, manager or member of the placement agent. The Dealer Manager Warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the closing date of this offering at our expense, and piggyback registration rights for a period of five years after the closing date of this offering at our expense, and one demand registration right at the placement agent’s expense for a period of five years following the closing.  We have also agreed to indemnify the placement agent and its affiliates against certain liabilities, including those arising under the Securities Act of 1933.

USE OF PROCEEDS

Assuming the maximum offering amount of $3,000,000 is subscribed for in the offering, we estimate that the net proceeds from the offering will be approximately $__________, after deducting expenses related to this offering payable by us estimated at approximately $___________, including placement agent fees.  Assuming that the maximum offering amount is subscribed for in the offering, and all of the related warrants are exercised, we would receive $_________ of proceeds from the exercise of all of the warrants for _________ shares at the stated exercise price of $[•] per share. There can be no assurances that all of the warrants will be exercised in full.

We intend to use the net proceeds received from the offering for general corporate purposes, including working capital and providing financing for the manufacture by us of our e-Port cashless payment products anticipated to be used by our customers participating in our Jump Start Program.  Any of the proceeds we do not use immediately upon receipt, we will temporarily invest in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities.  Any proceeds received by us from exercises of the warrants will be used for the general corporate purposes, including working capital.

SELECTED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2009 are derived from the audited consolidated financial statements of USA Technologies, Inc. The financial data for the six months ended December 31, 2009 and 2008 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which USA Technologies, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended December 31, 2009 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2010. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated herein by reference.

	Year ended June 30

	2009	2008	2007	2006	2005
OPERATIONS DATA

Revenues	$12,020,123	$16,103,546	$9,158,012	$6,414,803	$4,677,989

Net loss	(13,731,818)	(16,417,893)	(17,782,458)	(14,847,076)	(15,499,190)

Cumulative preferred dividends	(772,997)	(780,588)	(781,451)	(783,289)	(784,113)
Loss applicable to common shares	$(14,504,815)	(17,198,481)	$(18,563,909)	$(15,630,365)	$(16,283,303)

Loss per common share (basic and diluted)	$(0.95)	$(1.21)	$(2.13)	$(3.15)	$(4.18)

Cash dividends per common share	$—	$—	$—	$—	$—

BALANCE SHEET DATA
Total assets	$25,980,378	$40,055,651	$34,491,497	$23,419,466	$23,391,765
Convertible Senior Notes and other long-term debt	$820,059	$967,518	$1,029,745	$7,780,853	$9,337,300
Shareholders’ equity	$19,972,272	$32,576,549	$28,084,206	$11,177,064	$9,309,185

	Six months ended
	December 31
	2009	2008
OPERATIONS DATA

Revenues	$7,598,475	$6,065,108

Net loss	(7,171,555)	(7,282,928)

Cumulative preferred dividends	(382,703)	(390,294)
Loss applicable to common shares	$(7,554,258)	$(7,673,222)

Loss per common share (basic and diluted)	$(0.36)	$(0.51)

Cash dividends per common share	$--	$--

BALANCE SHEET DATA
Total assets	$32,253,006	$31,134,023
Long-term debt	$593,363	$1,187,037
Shareholders' equity	$25,610,228	$25,995,103

QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended June 30, 2009 and 2008 and the six months ended December 31, 2009 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated herein by reference and the Company's quarterly reports on Form 10-Q for the fiscal years 2009 and 2008 and the six months ended December 31, 2009.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
YEAR ENDED JUNE 30, 2009
Revenues	$3,394,879	$2,670,229	$2,308,932	$3,646,083	$12,020,123
Gross profit	$903,409	$665,129	$591,184	$689,795	$2,849,517
Net loss	$(3,853,895)	$(3,429,033)	$(3,530,553)	$(2,918,337)	$(13,731,818)
Cumulative preferred dividends	$(390,294)	$-	$(382,703)	$-	$(772,997)
Loss applicable to common shares	$(4,244,189)	$(3,429,033)	$(3,913,256)	$(2,918,337)	$(14,504,815)
Loss per common share (basic and diluted)	$(0.28)	$(0.23)	$(0.26)	$(0.19)	$(0.95)

YEAR ENDED JUNE 30, 2008
Revenues	$3,355,656	$3,459,403	$4,263,512	$5,024,975	$16,103,546
Gross profit	$519,176	$1,042,910	$895,722	$961,046	$3,418,854
Net loss	$(5,262,989)	$(3,639,666)	$(3,760,546)	$(3,754,692)	$(16,417,893)
Cumulative preferred dividends	$(390,294)	$-	$(390,294)	$-	$(780,588)
Loss applicable to common shares	$(5,653,283)	$(3,639,666)	$(4,150,840)	$(3,754,692)	$(17,198,481)
Loss per common share (basic and diluted)	$(0.47)	$(0.25)	$(0.28)	$(0.25)	$(1.21)

SIX MONTHS ENDED DECEMBER 31, 2009
Revenues	$7,598,475
Gross profit	$2,039,518
Net loss	$(7,171,555)
Cumulative preferred dividends	$(382,703)
Loss applicable to common shares	$(7,554,258)
Loss per common share (basic and diluted)	$(0.36)

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents:

•	on an actual basis as of December 31, 2009; and

•
on a pro forma as adjusted basis to give effect to the sale of a maximum of [•] shares of our common stock in this offering (but excluding any issuance of shares of common stock to holders of warrants), assuming an offering price of $[•] per share, and our receipt of the net proceeds from that sale after deducting estimated offering expenses payable by us of $_________.

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes for the quarterly period ended December 31, 2009 and other financial data incorporated herein by reference.

	At December 31, 2009 (Unaudited)
	Actual	Pro Forma As Adjusted (1)

Cash	$11,572,878	$

Total assets	$32,253,006	$

Total liabilities	$6,642,778	$

Total shareholders’ equity	$25,610,228	$

Total liabilities and shareholders’ deficit	$32,253,006	$

(1)	Assumes this offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our common stock in the offering (and upon exercise of the warrants issued pursuant to this offering) will experience an immediate dilution of the net tangible book value per share of our common stock.  Our net tangible book value as of December 31, 2009 was approximately $13,619,000, or $0.60 per share of our common stock (based upon 22,725,701 shares of our common stock outstanding).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.  Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the offering and the net tangible book value per share of our common stock immediately after the offering.

Based on the aggregate offering of a maximum of [•] shares and after deducting estimated offering expenses payable by us of $___________, and the application of the estimated $__________ of net proceeds from the offering, our pro forma net tangible book value as of December 31, 2009 would have been approximately $__________ or $____ per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $____ per share and an immediate dilution to purchasers in the offering of $____ per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for offering of [•] shares at the price of $[•] per share but excluding any issuance of shares of common stock to holders of warrants):

Purchase price of common stock and warrants in this offering	$	[•]

Net tangible book value per share prior to the offering	$

Increase per share attributable to the offering	$

Pro forma net tangible book value per share after the offering	$

Dilution in net tangible book value per share to purchasers	$

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock has traded on the NASDAQ Global Market under the symbol USAT since August 1, 2007.  Prior thereto, and since March 17, 2007, our common stock traded on the NASDAQ Capital Market.

The high and low sales prices on the NASDAQ Capital Market and the NASDAQ Global Market, as the case may be, for the common stock were as follows:

Year ended June 30, 2010	High	Low
First Quarter (through September 30, 2009)	$3.01	$1.35
Second Quarter (through December 31, 2009)	$1.82	$1.50

Year ended June 30, 2009
First Quarter (through September 30, 2008)	$6.00	$2.92
Second Quarter (through December 31, 2008)	$4.20	$0.90
Third Quarter (through March 31, 2009)	$3.54	$1.44
Fourth Quarter (through June 30, 2009)	$3.17	$1.56

Year ended June 30, 2008	High	Low
First Quarter (through September 30, 2007)	$11.30	$7.36
Second Quarter (through December 31, 2007)	$8.84	$4.53
Third Quarter (through March 31, 2008)	$5.99	$2.90
Fourth Quarter (through June 30, 2008)	$6.49	$4.30

As of the date of this prospectus, there were approximately [•] holders of record of our common stock and approximately [•] holders of record of our series A convertible preferred stock.

DIVIDEND POLICY

The holders of our common stock are entitled to receive such dividends as our board of directors  may from time to time declare out of funds legally available for payment of dividends.   We have never declared or paid dividends on our common stock or preferred stock.  No dividend may be paid on the common stock until all accumulated and unpaid dividends on our series A convertible preferred stock have been paid.  As of the date of this prospectus, such accumulated unpaid dividends amounted to $________.

We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future.  Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 640,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock.  As of the date hereof, 900,000 preferred shares have been designated as series A convertible preferred stock, no par value.  As of March 16, 2010, there were 22,725,701 shares of common stock issued and outstanding and  469,915 shares of series A convertible preferred stock issued and outstanding which are convertible into 4,669 shares of common stock.  From the inception of the Company through December 31, 2009, a total of 591,758 shares of preferred stock have been converted into 2,187 shares of common stock and $2,439,920 of accrued and unpaid dividends thereon have been converted into 1,219 shares of common stock.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and

•	is entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A convertible preferred stock have been paid.  Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A convertible preferred stock of $10 per share and any unpaid and accumulated dividends on the series A convertible preferred stock.

Outstanding Warrants

As of March 16, 2010, there were 10,608,087 common stock warrants outstanding, of which 9,108,087 were exercisable at the following exercise prices and have the following expiration dates: 609,376 were exercisable at $6.40 per share and expire on December 31, 2011; 7,577,224 were exercisable at $2.20 per share and expire on December 31, 2011; 17,532 were exercisable at $7.70 per share and expire on October 17, 2012; and 903,955 were exercisable at $5.90 per share and expire on September 14, 2013.  The remaining 500,000 and 1,000,000 warrants expiring on October 1, 2010 and October 1, 2011, respectively, are not currently exercisable as the performance hurdles have not been achieved.

DESCRIPTION OF WARRANTS OFFERED IN THIS PROSPECTUS

The warrants to be issued pursuant to this offering will be transferable following their issuance and through December 31, 2013, and will expire thereafter. The warrants may be exercised for $[•] per share (representing [•]% of the offering price of the common stock) commencing on January 1, 2011 and at any time through December 31, 2013.  We intend to apply for quotation of the warrants on the NASDAQ Global Market under the symbol “USATZ” beginning on or about ________, 2010, until 4:00 p.m., New York City time, on December 31, 2013.  The common stock underlying the warrants, upon issuance, will also be traded on the NASDAQ Global Market under the symbol USAT.

The warrants will be issued pursuant to a warrant agreement by and between the Company and American Stock Transfer & Trust Company, LLC, the warrant agent.

Certificates for all warrants acquired will be mailed as soon as practicable after the offering has expired.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.  Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire.  Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA.  Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

PLAN OF DISTRIBUTION

This prospectus relates to the offering of up to __________ shares of our common stock at the price of $[•] per share. Each purchaser of a share of common stock would also receive a warrant to purchase one additional share of our common stock at $[•] or [•]% of the price of the common stock for a period of three years following January 1, 2010. The maximum amount of proceeds we may receive in connection with this offering is limited to $3,000,000.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

As soon as practicable following the completion of this offering, we intend to offer shares of common stock and related warrants (including those that are not purchased pursuant to this offering) to the holders of our common stock and to certain of our warrant holders pursuant to  the Rights Offering. The purchasers of common stock pursuant to this offering will be eligible to participate in the Rights Offering provided such purchasers are holders of common stock on the record date of the Rights Offering. The warrants to be sold in the Rights Offering would be identical to the warrants offered hereby. Each subscription right would entitle the holder to subscribe for one share of common stock and one related warrant at a subscription price of no greater than $____. The Rights Offering would be for a maximum amount of up to $12,000,000 less the proceeds of this offering. For additional information regarding the Rights Offering, see our Form S-1 registration statement no. 333-_________ filed with the SEC on March __, 2010.

Source Capital Group, Inc. is the placement agent of this offering.  Under the terms and subject to the conditions contained in the Dealer Manager Agreement, the placement agent will act as the sole exclusive placement agent and financial advisor in connection with this offering and will advise and assist us in our efforts to solicit offers to purchase our shares of common stock and related warrants. The placement agent is not underwriting the offering and it has no obligation to purchase or procure purchases of the common stock and related warrants offered by this prospectus, but will assist us in this offering on a “best efforts” basis.  Pursuant to the Dealer Manager Agreement, we are obligated to pay the placement agent 6% of the amount received by us in connection with this offering in cash, 6% of the shares of common stock sold in this offering in three-year Dealer Manager Warrants  priced at 125% of the offering price, and a non-accountable expense allowance of 0.5% of the dollar amount received by us in connection with this offering. The Dealer Manager Warrants will not be redeemable.  In accordance with FINRA Rule 5110 (g), the placement agent has agreed that for 180 days following the effective date of this offering, the placement agent will not sell, transfer, assign, pledge or hypothecate the Dealer Manager Warrants  acquired by it, or subject such Dealer Manager Warrants  to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such  Dealer Manager Warrants, except that such Dealer Manager Warrants  may be transferred to any successor, manager or member of the placement agent. The Dealer Manager Warrants  may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the closing date of this offering at our expense, and piggyback registration rights for a period of five years after the closing date of this offering at our expense, and one demand registration right at the placement agent’s expense for a period of five years following the closing.  We have also agreed to indemnify the placement agent and its affiliates against certain liabilities, including those arising under the Securities Act of 1933.

Pursuant to the Dealer-Manager Agreement, the placement agent has also agreed to act as the dealer-manager of the anticipated Rights Offering.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock and series A convertible preferred stock is American Stock Transfer & Trust Company, LLC, 40 Wall Street, New York, New York 10005.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

EXPERTS

The consolidated financial statements and schedules of USA Technologies, Inc. at and for each of the years ended June 30, 2009 and June 30, 2008 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of USA Technologies, Inc. at June 30, 2007, and for each of the two years in the period ended June 30, 2007 have been incorporated by reference herein in reliance upon the reports of Goldstein Golub Kessler LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees.  The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You can find additional information concerning us on our website http://www.usatech.com.  Information contained on, or linked from, our website is not and should not be considered a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on September 25, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed on November 9, 2009;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, filed on February 11, 2010;
•	our Amended Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, filed on February 22, 2010;
•
our Current Reports on Form 8-K filed on July 14, 2009, July 20, 2009, August 3, 2009, August 7, 2009, October 20, 2009, December 9, 2009, December 14, 2009, December 18, 2009, December 21, 2009, January 7, 2010, and February 5, 2010 (other than information contained in such Current Reports on Form 8-K that is furnished, but not filed); and

•	our Definitive Proxy Statement on Schedule 14A, filed on October 27, 2009, and our revised Definitive Proxy Statement on Schedule 14A filed on December 2, 2009.

Any statement contained in a document that is incorporated by reference in this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
(610) 989-0340
Attention: David M. DeMedio, Chief  Financial Officer
ddemedio@usatech.com

You may also access these documents through our website at http://www.usatech.com.  The information and other content contained on, or linked from, our website are not and should not be considered a part of this prospectus.

$3,000,000

USA TECHNOLOGIES, INC.

Up to [•] Shares of Common Stock and Warrants to purchase up to
[•] shares of Common Stock

PROSPECTUS

[•], 2010

Source Capital Group, Inc.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus or any supplement to this prospectus, including any free writing prospectus that we use in connection with this offering, and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock and warrants.

SEC Registration Fee		$481.28
FINRA filing fee	$	*
Printing and Mailing Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Other	$	*
Total	$	*
___________________
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification.  Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness.  In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law.  Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

As permitted by the BCL, our By-laws provide that directors will not be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of a director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law.  The By-laws also include provisions for indemnification of our directors and officers to the fullest extent permitted by the BCL. In addition, the Company has entered into separate indemnification agreements with its Directors and officers which require the Company to indemnify each of such officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers.  The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by USA without registration under the Securities Act of 1933, as amended (“Act”):

On September 21, 2007, the Company granted to Bruce Shirey in connection with the commencement of his employment with the Company as Vice President- ePort Connect® Services, 6,000 shares of common stock which vested as follows:  2,000 on March 1, 2008; 2,000 on September 1, 2008; and 2,000 on September 1, 2009.  The offer and sale of the shares of common stock was exempt from registration under Section 4(2) of the Act.

1

On September 21, 2007, the Company granted to Len Crosson in connection with the commencement of his employment with the Company as Vice President- Global Sales & Business Development, 6,000 shares of common stock which vested as follows:  2,000 on April 1, 2008; 2,000 on August 1, 2008; and 2,000 on August 1, 2009.  The offer and sale of the shares of common stock was exempt from registration under Section 4(2) of the Act.

On October 17, 2007, the Company sold 2,142,871 shares of common stock for $7.00 per share for an aggregate of $15,000,097 to 37 investors pursuant to a Securities Purchase Agreement entered into with the investors.  The offer and sale of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act.  All of these investors are accredited investors.  We have agreed to register the shares for resale under the Act through October 17, 2009.

In connection with the private placement offering, William Blair & Company, L.L.C., or Blair, acted as exclusive placement agent.  As compensation for its services, Blair received cash compensation of $945,000.00 and warrants to purchase up to 17,532 shares at $7.70 per share at any time through October 17, 2012. Blair also received an expense reimbursement from us of $7,418.44 The offer and sale of the warrants was exempt from registration under Section 4(2) of the Act.

On September 3, 2008, the Company issued the following number of shares of common stock to its executive officers under its Long Term Equity Incentive Program on account of the 2008 fiscal year:  George R. Jensen, Jr. – 134,820 shares; Stephen P. Herbert – 40,553 shares; and David M. DeMedio – 16,356 shares.  The issuance of the shares of common stock was exempt from registration under Section 4(2) of the Act.

On September 22, 2008, the Company entered into amendments to the employment agreements with Mr. Jensen, Mr. Herbert and Mr. DeMedio.  As part of the amendments, Mr. Jensen was granted 110,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009; Mr. Herbert was also granted 85,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009; and Mr. DeMedio was granted 25,000 shares of common stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vested or will vest as follows:  8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.  The shares were issued by the Company pursuant to the exemption from registration set forth in Section 4(2) of the 1933 Act.

On October 1, 2008, the Company and First Data Merchant Services Corporation, a wholly-owned subsidiary of First Data Corporation (“First Data”), entered into a three year Joint Marketing Agreement.  At the time of entering into the Joint Marketing Agreement, the Company issued First Data performance-based warrants to purchase up to 1,500,000 shares of common stock.  First Data would have the right to purchase 500,000 of such shares within two years of issuance at $5.25 per share (the “A Warrants”), and 1,000,000 of such shares within three years of issuance at $6.00 per share (the “B Warrants”).  The A Warrants are only exercisable by First Data if a minimum of 20,000 e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement prior to the expiration of the A Warrants.  The B Warrants are only exercisable by First Data if the A Warrants become exercisable and if a minimum of 15,000 additional e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement following the date on which the A Warrants become exercisable and prior to the expiration of the B Warrants.  The warrants were issued by the Company pursuant to the exemption from registration set forth in Section 4(2) of the 1933 Act.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of USA filed January 26, 2004 (Incorporated by reference to Exhibit 3.1.19 to Form 10-QSB filed on February 12, 2004).
3.1.1	First Amendment to Amended and Restated Articles of Incorporation of USA filed on March 17, 2005 (Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078).
3.1.2	Second Amendment to Amended and Restated Articles of Incorporation of USA filed on December 13, 2005 (Incorporated by reference to Exhibit 3.1.2 to Form S-1 Registration Statement No. 333-130992).
3.1.3	Third Amendment to Amended and Restated Articles of Incorporation of USA filed on July 25, 2007 (Incorporated by reference to Exhibit 3.1.3 to Form 10-K filed on September 23, 2008).
3.1.4	Fourth Amendment to Amended and Restated Articles of Incorporation of USA filed on March 6, 2008 (Incorporated by reference to Exhibit 3.1.4 to Form 10-K filed on September 23, 2008).
3.2	Amended and Restated By-Laws of USA (Incorporated by reference to Exhibit 3(ii) to Form10-Q/A filed on February 22, 2010).
4.1**	Specimen Certificate for Shares of Common Stock
4.2**	Form of Placement Agent Warrant.
4.3**	Form of Warrant

2

4.4**	Form of Subscription Agreement to Purchase Common Stock and Warrants
4.5**	Form of Warrant Agreement between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent
5.1**	Legal opinion of Lurio & Associates, P.C.
10.1
Amended And Restated Employment and Non-competition Agreement between USA and George R. Jensen, Jr. dated September 24, 2009 (Incorporated by reference to Exhibit 10.30 to Form 10-K filed on September 25, 2009).

10.2
Amended And Restated Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated September 24, 2009 (Incorporated by reference to Exhibit 10.31 to Form 10-K filed on September 25, 2009).

10.3
Agreement of Lease between Pennswood Spring Mill Associates, as landlord, and the Company, as tenant, dated September 2002, and the Rider thereto (Incorporated by reference to Exhibit 10.21 to Form 10-KSB filed on September 28, 2004).

10.4
Agreement of Lease between Deerfield Corporate Center 1 Associates LP, as landlord, and the Company, as tenant, dated March 2003 (Incorporated by reference to Exhibit 10.22 to Form 10-KSB filed on September 28, 2004).

10.5
Amendment to Office Space Lease dated as of April 1, 2005 by and between the Company and Deerfield Corporate Center Associates, LP.  (Incorporated by reference to Exhibit 10.19.1 to Form S-1 Registration Statement No. 333-124078)

10.6	Employment and Non-Competition Agreement between USA and David M. DeMedio dated April 12, 2005 (Incorporated by reference to Exhibit 10.22 to Form S-1 Registration Statement No. 333-124078).
10.7	First Amendment to Employment and Non-Competition Agreement between USA and David M. DeMedio dated May 11, 2006 (Incorporated by reference to Exhibit 10.3 to Form 10-Q filed on May 15, 2006).
10.8	Option Certificate (No. 200) dated April 12, 2005 in favor of David M. DeMedio (Incorporated by reference to Exhibit 10.23 to Form S-1 Registration Statement No. 333-124078).
10.9	Agreement dated December 28, 2004 between USA Technologies and PepsiCo, Inc. (Incorporated by reference to Exhibit 10.01 of Form 8-K filed July 27, 2005).
10.10	Option Certificate (No. 201) dated May 11, 2006 in favor of George R. Jensen, Jr. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.11	Option Certificate (No. 202) dated May 11, 2006 in favor of Stephen P. Herbert. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.12	Option Certificate (No. 203) dated May 11, 2006 in favor of David M. DeMedio. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.13	Option Certificate (No. 204) dated April 21, 2006 in favor of William W. Sellers. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.14	Option Certificate (No. 205) dated April 21, 2006 in favor of William L. Van Alen, Jr. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.15	Option Certificate (No. 206) dated April 21, 2006 in favor of Steven Katz. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.16	Option Certificate (No. 207) dated April 21, 2006 in favor of Douglas M. Lurio. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.17	Option Certificate (No. 208) dated April 21, 2006 in favor of Albert Passner. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.18	Option Certificate (No. 209) dated July 20, 2006 in favor of Stephen W. McHugh. (Incorporated by reference to Exhibit 10.21 to Form 10-K filed on September 28, 2006).
10.19	USA Technologies, Inc. 2006-A Stock Compensation Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed June 19, 2006).
10.20
Amendment to Agreement of Lease between BMR-Spring Mill Drive, L.P., as landlord, and the Company, as tenant, dated January 15, 2007 (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on February 13, 2007).

10.21
Second Amendment to Employment and Non-Competition Agreement dated March 13, 2007, between the Company and David M. DeMedio (Incorporated by reference to Exhibit 10.34 to Form S-1 filed April 12, 2007).

10.22	Form of Indemnification Agreement between the Company and each of its officers and Directors (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 14, 2007).
10.23	Supply and Licensing Agreement dated as of February 19, 2007 between Coca-Cola Enterprises, Inc. and the Company. (Incorporated by reference to Exhibit 10.36 to Form S-1 filed on June 6, 2007).
10.24
First Amendment to MasterCard PayPass Participation Agreement dated August 17, 2007 between the Company, MasterCard International Incorporated and Coca Cola Enterprises Inc. And Its Bottling Subsidiaries.  (Incorporated by reference to Exhibit 10.26 to Form 10-K filed September 27, 2007).

10.25
Third Amendment to Employment and Non-Competition Agreement between the Company and David M. DeMedio dated September 22, 2008 (Incorporated by reference to Exhibit 10.29 to Form 10-K filed on September 23, 2008).

10.26	Letter from the Company to David M. DeMedio dated September 24, 2009 (Incorporated by reference to Exhibit 10.32 to Form 10-K filed on September 25, 2009).
10.27
Settlement Agreement dated February 4, 2010 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, and certain other parties (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 5, 2010).

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10.28	USA Technologies, Inc. 2008 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed on September 24, 2008).
10.29**	Form of Dealer Manager Agreement by and between USA Technologies, Inc. and Source Capital Group, Inc.
21*	List of significant subsidiaries of the Company.
23.1*	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.
24*	Power of Attorney (contained in signature page hereto)

*    Filed herewith
** To be filed by amendment

Item 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.            That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

3.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

4.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

5.             That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

6.            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)           any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

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ii)          any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

iii)          the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)          any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

7.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on March 16, 2010.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.,
Chairman & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Jensen, Jr., his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ George R. Jensen, Jr.	Chairman of the Board of Directors
George R. Jensen, Jr.	and Chief Executive Officer (Principal Executive Officer)	March 16, 2010

/s/ David M. DeMedio	Chief Financial Officer (Principal
David M. DeMedio	Financial and Principal Accounting Officer)	March 16, 2010

/s/ Stephen P. Herbert	Chief Operating Officer, President
Stephen P. Herbert	and Director	March 16, 2010

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/s/ Douglas M. Lurio	Director
Douglas M. Lurio		March 16, 2010

/s/ Steven Katz	Director
Steven Katz		March 16, 2010

/s/ Joel Brooks	Director
Joel Brooks		March 16, 2010

/s/ Steven D. Barnhart	Director
Steven D. Barnhart		March 16, 2010

Director
Jack E. Price		March __, 2010

Director
Bradley M. Tirpak		March __, 2010

/s/ Peter A. Michel	Director	March 16, 2010
Peter A. Michel

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EXHIBIT INDEX

Exhibit	Description of Exhibit
21*	List of subsidiaries of the Company.
23.1 *	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.
23.2 *	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.
_________________________
*           Filed herewith

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